Exhibit 4

DESCRIPTION OF THE COMPANY’S SECURITIES

Description of Capital Stock

As of July 26, 2024, Richardson Electronics, Ltd. (the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock (the “Common Stock”).

The following description of our capital stock is a summary of the material terms and provisions that apply to our capital stock. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated By-Laws (“By-Laws”), which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to carefully review our Certificate of Incorporation and our Bylaws for additional information.

As of July 26, 2024, there were outstanding 12,327,733 shares of Common Stock and 2,049,238 shares of Class B common stock (the “Class B Stock”).

Authorized Capital Stock

Our Certificate of Incorporation authorizes the issuance of up to 20,000,000 shares, comprised of 17,000,000 shares of Common Stock, par value $.05 per share and 3,000,000 shares of Class B Stock, par value $.05 per share.

Common Stock

Voting Rights

The holders of our Common Stock are entitled to one vote for each share they own and vote together with holders of Class B Stock and any preferred stock on all matters voted on by our stockholders (except to the extent required by law or provided by the Certificate of Incorporation).

The Common Stock does not have cumulative voting rights.

Dividends

The holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors, provided, however, that: (a) no cash dividend shall be declared or paid on the Common Stock unless a cash dividend equal to 90% of the cash dividend on the Common Stock is simultaneously declared and paid on the Class B Stock; (b) other than cash dividends under (a) above, no other distribution of assets, property, rights to subscribe or evidence of indebtedness shall be declared or paid on the Common Stock unless a distribution in like kind and equal per share amount is simultaneously declared and paid on the Class B Stock; and (c) stock dividends declared on the Common Stock shall be payable solely in shares of Common Stock. No stock dividend shall be declared or paid on the Common

Stock unless a stock dividend payable in shares of Class B Stock, proportionately on a per share basis, is simultaneously declared and paid on the Class B Stock.

Other Provisions

All of the outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to our Common Stock.

Class B Stock

Voting Rights

The holders of our Class B Stock are entitled to ten votes for each share they own and vote together with holders of Common Stock and preferred stock on all matters voted on by our stockholders (except to the extent required by law or provided by the Certificate of Incorporation).

The Class B Stock does not have cumulative voting rights.

Dividends

The holders of the Class B Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board, provided, however, that: (a) no cash dividend shall be declared or paid on the Class B Stock unless a cash dividend is simultaneously declared and paid on the Common Stock in an amount so that the cash dividend on the Class B Stock is 90% of the cash dividend on the Common Stock; (b) other than cash dividends under (a) above, no other distribution of assets, property, rights to subscribe or evidence of indebtedness shall be declared or paid on the Class B Stock unless a cash dividend or such other distribution in like kind and equal per share amount is simultaneously declared and paid on the Common Stock; and (c) stock dividends declared on the Class B Stock shall be payable solely in shares of Class B Stock. No stock dividend shall be declared or paid on the Class B Stock unless a stock dividend payable in shares of Common Stock, proportionately on a per share basis, is simultaneously declared and paid on the Common Stock.

Restrictions on Transfer

Shares of Class B Stock are not freely transferable. A holder of shares of Class B Stock may transfer those shares (whether by sale, assignment, gift, bequest, appointment or otherwise) only to a “Permitted Transferee” (as defined below). A transfer of Class B Stock to any person or entity other than a “Permitted Transferee” will result in the automatic conversion of those shares of Class B Stock into shares of Common Stock on a share-for-share basis.

The “Permitted Transferees” of an individual holder of shares of Class B Stock generally include record holders of shares as described below:

(i)
that stockholder's spouse;
(ii)
any lineal descendant of a grandparent of that stockholder and any spouse of that lineal descendant (we refer to these descendants and their spouses, together with the stockholders in question and their spouses, as the “Class B stockholder's family members”);
(iii)
a trustee of a trust for the sole benefit of that stockholder, that Class B stockholder's family members and certain charitable organizations;
(iv)
certain charitable organizations established by that stockholder or that Class B stockholder's family members or the Company;
(v)
a partnership or corporation all of the beneficial ownership of which is owned (and continues to be owned) by that stockholder and/or certain other Permitted Transferees;
(vi)
the executor or administrator of the estate of that stockholder; and
(vii)
an employee stock ownership plan of ours.

Shares of Class B Stock may only be registered in the name of the beneficial owner thereof and not in a “street” or “nominee” name. The “beneficial owner” of shares of Class B Stock is defined as the person or persons who, or the entity or entities which, possess the power to direct the voting or the disposition of such shares.

Conversion

Shares of Class B Stock are convertible into Common Stock on a share-for-share basis at all times at the option of the holder without charge for any stamp or similar tax in respect of such issuance. In general, the conversion will be effective as of the date the Class B Stock is surrendered to us for conversion.

Any transfer, pledge or other disposition of shares of Class B Stock other than to a Permitted Transferee will result in an automatic conversion to Common Stock, on a share-for-share basis, unless such pledge is pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the restrictions of transfer described above.

If at any time the number of issued and outstanding shares of Class B Stock falls below 10% of the aggregate number of issued and outstanding shares of Common Stock, Class B Stock and preferred stock, all the outstanding shares of Class B Stock immediately and automatically will be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock will thereafter be deemed to represent a like number of shares of Common Stock.

All shares of Class B Stock received by the Company upon conversion thereof into Common Stock will be returned to the status of authorized but unissued shares of Class B Stock.

Other Provisions

All of the outstanding shares of Class B Stock are fully paid and non-assessable. Holders of Class B Stock have no preemptive rights to purchase or subscribe for any stock or other securities and there are no redemption or sinking fund provisions with respect to our Class B Stock. The Class B Stock is subject to transfer and conversion restrictions described above.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-Laws

Class B Stock

The holders of our Class B Stock are entitled to 10 votes for each share they own. As a result, the holders of Class B Stock have the ability to elect our board of directors. So long as the holders of Class B Stock constitute more than 50% of our voting power, they have the ability to control any possible merger, consolidation or sale of assets involving us.

Delaware Anti-Takeover Law

We are subject to Section 203 (“Section 203”) of the Delaware General Corporation Law. Under this provision, we may not engage in any “business combination” with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

(i)
prior to that date our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii)
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or
(iii)
on or following that date, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include, subject to limited exceptions:

(i)
any merger or consolidation involving the corporation and the interested stockholder;
(ii)
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
(iii)
any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

(iv)
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v)
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law. The Company has not made such an election. Accordingly, the Company would be subject to Section 203 in the event of a business combination.

Transfer Agent

EQ Shareholder Services is the Transfer Agent and Registrar for our capital stock.